Exhibit 99.1

Willdan Completes Acquisition of Mantis Innovation

ANAHEIM, Calif.--(BUSINESS WIRE)-- Willdan Group, Inc. (NASDAQ: WLDN) announced today that it has completed the previously announced acquisition of Mantis Intermediate Holdings, LLC (“Mantis”), doing business as Mantis Innovation, for $285 million in cash, subject to customary holdbacks and adjustments. The transaction closed following expiration of the applicable waiting period under the Hart-Scott-Rodino (“HSR”) Antitrust Improvements Act and satisfaction of customary closing conditions.

Headquartered in Houston, Texas, Mantis provides building controls, energy efficiency, energy advisory, and facility management solutions to commercial and industrial customers. Its clients span manufacturing, food and beverage, healthcare, data centers, and other energy-intensive industries.

“We welcome the entire Mantis team to Willdan,” said Mike Bieber, Willdan’s CEO. “Electricity demand is growing across the economy, driven by industrial expansion, electrification, and new digital infrastructure. Our clients need practical ways to manage that load, control costs, and maintain reliability. Together with Mantis, we can help them reduce consumption, procure energy more effectively, and make better use of the grid capacity that already exists.”

“Today marks an exciting new chapter for our team and our clients,” said Darrell Whitley, CEO of Mantis Innovation. “We have built Mantis around helping customers solve complex energy and facility challenges, and joining Willdan expands the opportunities available to both our people and the clients we serve. We share a commitment to innovation, technical excellence, and customer success, and I’m excited about what we can accomplish together.”

Willdan will provide additional details regarding the transaction and updated financial guidance during its third quarter earnings conference call scheduled for November 5, 2026.

Jefferies LLC served as exclusive financial advisor to Mantis.

About Willdan

Willdan is a technical services company focused on energy and infrastructure solutions. These solutions include energy planning and analytics, consulting, software, public finance, engineering, and program implementation. Willdan serves utilities, state and local governments, and commercial customers in the United States and Canada. For additional information, visit Willdan’s website at www.willdan.com or follow Willdan on LinkedIn and Facebook.

Forward-Looking Statements

Statements in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 2, 2026. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contact

Al Kaschalk
Vice President
310-922-5643
akaschalk@willdan.com